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                                                                   Exhibit 4.40




                                                                          FINAL

















                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                     OUTBACK STEAKHOUSE INTERNATIONAL, L.P.

                        CHANG KWUN KIM, YOUNG SOOK YEO,

                   JONG KUK KIM, SANG SOOK AN, MOON HWAN KIM,

                     HYUN JOO SHIN, IN HYE KIM, SUNG BAE IM

                                      AND

                               GREAT FIELD, INC.

                               FEBRUARY 25, 2000


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                               TABLE OF CONTENTS

                                                                       PAGE NO.

ARTICLE I  TRANSFER OF SHARES AND PURCHASE PRICE.......................   1

   1.01.  Agreement to Buy and Sell....................................   1
   1.02.  Purchase Price...............................................   1
   1.03.  Effective Date...............................................   1

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS......   1

   2.01.  Organization and Good Standing...............................   1
   2.02.  Power and Authority..........................................   2
   2.03.  Authority and Validity.......................................   2
   2.04.  Capitalization...............................................   2
   2.05.  Concerning the Shares........................................   2
   2.06.  Liability for Company Obligations............................   3
   2.07.  Financial Statements.........................................   3
   2.08.  No Material Adverse Change...................................   3
   2.09.  Taxes........................................................   4
   2.10.  Inventory....................................................   4
   2.11.  Accounts and Notes Receivable................................   4
   2.12.  Employee Benefit Plans.......................................   4
   2.13.  Title; Leased Assets.........................................   4
   2.14.  Litigation...................................................   5
   2.15.  Corporate Records............................................   5
   2.16.  Commitments..................................................   5
   2.17.  Items Reflected on Schedule 2.17.............................   5
   2.18.  Environmental Matters........................................   6
   2.19.  Debts........................................................   6
   2.20.  Operations...................................................   6
   2.21.  Labor Relations..............................................   6
   2.22.  Insurance....................................................   6
   2.23.  Corrupt Practices............................................   6
   2.24.  Finder's Fee.................................................   6
   2.25.  Accuracy of Information Furnished............................   6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER...................   7

   3.01.  Organization and Good Standing...............................   7
   3.02.  Authorization and Validity...................................   7
   3.03.  Investment Intent............................................   7
   3.04.  No Violation.................................................   7

ARTICLE IV  CONDUCT PRIOR TO CLOSING...................................   7

   4.01.  Business Operations..........................................   7
   4.02.  Corporate Transactions.......................................   7
   4.03.  Third-Party Approvals........................................   8



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   4.04.  Obstruction of Purpose.......................................   8
   4.05.  Reasonable Efforts...........................................   8
   4.06.  Competing Proposals..........................................   8
   4.07.  Access.......................................................   8
   4.08.  Supplement to Schedules......................................   8

ARTICLE V  CONDITIONS TO CLOSING.......................................   9

   5.01.  Conditions to Sellers' Obligations...........................   9
   5.02.  Conditions to Buyer's Obligations............................   9

ARTICLE VI  THE CLOSING................................................  10

   6.01.  Closing......................................................  10
   6.02.  Execution and Delivery of Closing Documents..................  10
   6.03.  Simultaneous Transactions....................................  10

ARTICLE VII  TERMINATION PRIOR TO THE CLOSING..........................  10

   7.01.  Termination of Agreement.....................................  10
   7.02.  Effect of Termination........................................  11
   7.03.  Expenses.....................................................  11
   7.04.  Procedure Upon Termination...................................  11

ARTICLE VIII  POST-CLOSING MATTERS.....................................  11

   8.01.  Discharge of Personal Obligations............................  11
   8.02.  Non-Competition and Non-Solicitation.........................  11
   8.03.  Confidentiality..............................................  12
   8.04.  Consideration................................................  12
   8.05.  Equitable Relief.............................................  12

ARTICLE IX  MISCELLANEOUS..............................................  12

   9.01.  Dispute Resolution...........................................  12
   9.02.  Notices......................................................  14
   9.03.  Extensions and Waivers.......................................  15
   9.04.  Survival of Representations and Warranties...................  15
   9.05.  Indemnification by Seller....................................  15
   9.06.  Entire Agreement.............................................  15
   9.07.  Cooperation with Buyer's Auditors............................  15
   9.08.  Governing Law................................................  15
   9.09.  Further Assurances...........................................  16
   9.10.  Limitations on Actions.......................................  16
   9.11.  Counterparts.................................................  16



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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into on February 25, 2000, by and among OUTBACK STEAKHOUSE INTERNATIONAL, L.P., a Georgia limited partnership ("Buyer"); the following individuals, all of whom reside in Seoul, Korea: CHANG KWUN KIM, YOUNG SOOK YEO, JONG KUK KIM, SANG SOOK AN, MOON HWAN KIM, HYUN JOO SHIN, IN HYE KIM, AND SUNG BAE IM (individually, a "Seller" and collectively, the "Sellers"); and GREAT FIELD, INC., a Korea corporation ("Company").

         WHEREAS, Sellers together own 310,600 shares of the common stock, 5,000 won par value, of Company (the "Shares"), constituting approximately 82% of the issued and outstanding shares of Company's capital stock.

         WHEREAS, Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, on the terms and conditions set forth in this Agreement; and

         WHEREAS, to accommodate Sellers, Company is willing to make certain representations, warranties and commitments concerning Company and its affairs;

         NOW, THEREFORE, the parties mutually agree as follows:


                                   ARTICLE I
                          PURCHASE AND SALE OF SHARES

         Section 1.01. Agreement to Buy and Sell. Subject to the terms and conditions expressed in this Agreement and in reliance on the representations, warranties, covenants and agreements contained in this Agreement, at the Closing Sellers agree to sell, transfer and assign the Shares to Buyer, and Buyer agrees to purchase the Shares from Sellers.

         Section 1.02. Purchase Price. The purchase price for the Shares ("Purchase Price") is U.S. $6,000,000, which Buyer shall pay to Sellers at the Closing by wire transfer of immediately available funds to an account designated by Sellers.

         Section 1.03. Effective Date. The effective date of the sale and purchase of the Shares will be January 1, 2000. The transfer of the Shares will take place at the Closing.


                                   ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS

         Company and Sellers jointly and severally represent and warrant to Buyer that on the date of this Agreement and on the Closing Date:

         Section 2.01. Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of Korea and has the requisite power and authority to own or lease its property and to carry on its business as now being




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conducted. Company is duly licensed or qualified as a corporation in each jurisdiction in which the nature of its business makes such licensure or qualification necessary. There is no pending or threatened proceeding for the dissolution, liquidation, reorganization or rehabilitation of Company.

         Section 2.02. Power and Authority. Company possesses all power and authority (corporate and other), and holds all licenses and permits required by law, to own, lease and operate its properties and assets and to carry on its business as currently conducted.

         Section 2.03. Authority and Validity. Sellers have the unrestricted right, power, authority and capacity to execute and deliver this Agreement, to sell the Shares, and otherwise to perform their obligations under this Agreement and any ancillary documents that Sellers deliver at the Closing ("Sellers' Ancillary Documents"). This Agreement and Sellers' Ancillary Documents, when executed and delivered by Sellers, will constitute valid, legal and binding obligations of Sellers, enforceable against each Seller in accordance with their respective terms, except as such enforcement may be limited by general principles of equity and by laws affecting the enforcement of creditors' rights generally. The execution, delivery and performance by Company of this Agreement and any ancillary documents that Company delivers at the Closing ("Company's Ancillary Documents") have been duly authorized by all necessary corporate action. This Agreement and Company's Ancillary Documents, when executed and delivered by Company, will be duly authorized, executed and delivered, and will constitute valid, legal and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as such enforcement may be limited by general principles of equity and by laws affecting the enforcement of creditors' rights generally.

         Section 2.04. Capitalization. Company's authorized capital consists of 580,000 shares of common stock, 5,000 won par value (the "Common Stock"), of which 379,000 shares are issued and outstanding. Company is not authorized to issue any other class or type of capital shares, whether common or preferred, voting or non-voting. Except as disclosed on Schedule 2.04, (i) no shares of Common Stock are held by Company as treasury shares, (ii) no shares of Common Stock are reserved for future issuance for any purpose, and
(iii) there is not authorized or outstanding any option, subscription, warrant, convertible security, call, right, commitment, contract, understanding, or other agreement that obligates Company (a) to offer, sell, issue, or grant any shares of Common Stock or any securities convertible into Common Stock, or (b) to redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire any shares of Common Stock.

         Section 2.05. Concerning the Shares. The Shares represent 81.96% of the issued and outstanding shares of Company's Common Stock. The Company has never issued certificates for any of the Shares, and none of the Sellers has in his possession a stock certificate evidencing any Shares. Each of the Shares is validly issued, fully paid and non-assessable and has not been issued in violation of the preemptive rights of any person. Sellers own the Shares beneficially and of record, and possesses full authority and legal right to sell, assign, transfer and deliver the entire legal and beneficial ownership of the Shares, free and clear of all claims, liens and encumbrances, except those listed and described in Schedule 2.05. As of the Closing Date, no Seller has issued any options or warrants that cover any of the Shares and no Seller is not a party



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to any shareholder agreement, voting trust or other agreement that would prevent such Seller from selling the Shares to Buyer as contemplated in this Agreement.

         Section 2.06. Liability for Company Obligations. Attached to this Agreement as Schedule 2.06 is a complete list and description of all notes and other financial obligations and of all leases and other contractual obligations of Company for which any Seller has accepted personal liability as a co-maker, guarantor or surety. Except as listed and described in Schedule 2.06, no Seller is liable as co-maker, guarantor or surety for any financial or contractual obligation of Company.

         Section 2.07. Financial Statements. Company has furnished to Buyer a balance sheet of Company at December 31, 1999 and an income statement of Company for the year then ended, both audited by the firm of Ernst & Young (the "Financial Statements").

                  (a) The Financial Statements fairly present Company's financial condition at December 31, 1999 and the results of its operations for the year then ended in accordance with Korean generally accepted accounting principles, consistently applied, reconciled to U.S. generally accepted accounting principles. The Financial Statements reflect no significant items of income or expense that were unusual or of a nonrecurring nature.

                  (b) The Company's books and records have been maintained in accordance with applicable legal and accounting requirements and good business practices, and the Financial Statements reflect only valid transactions. All contingent liabilities of and unasserted claims against Company are fully and accurately reflected in the Financial Statements.

                  (c) Except for contractual liabilities and obligations incurred in the ordinary course of business since December 31, 1999, the Financial Statements reflect all liabilities and obligations of Company, accrued, contingent or otherwise, that arose out of transactions effected or events that occurred on or prior to the Closing Date. All allowances and reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for anticipated expenses and losses. Company is not liable on or with respect to, or obligated in any way to provide funds in respect of or to guarantee or assume in any manner, any debt or obligation of any other person.

         Section 2.08. No Material Adverse Change. Since the date of the Financial Statements, there has not been any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (actual or contingent) of Company, and Company has not (i) declared, paid or distributed any dividend or any distribution on or with respect to the Common Stock; (ii) redeemed or repurchased, or authorized the redemption or repurchase of, any shares of Common Stock; (iii) incurred any long-term debt or signed any lease with a term in excess of three years; (iv) implemented or promised any salary, bonus or compensation increases to any officers, employees or agents of Company; (v) experienced or been notified of any pending or threatened labor disputes or other labor problems against or potentially affecting Company; or (vi) entered into any other transactions, except in the ordinary course of business and consistent with past practice.



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         Section 2.09.     Taxes. Company has filed proper and accurate tax
returns, reports and estimates for all periods with respect to which such returns, reports and estimates were due. All taxes shown in such returns, reports and estimates to be payable have been paid or adequate provision for their payment has been made. There is not in force any extension of the date on which any tax return was or is due, or any waiver or agreement for the extension of time for Company's payment of any tax. The provision for taxes shown on the balance sheet included in the Financial Statements is adequate to cover Company's liability for all taxes to the date of the Financial Statements.

         Section 2.10. Inventory. No item included in the inventory, materials or supplies of Company, as reflected on the balance sheet included in the Financial Statements, is pledged as collateral or held on consignment from others. Obsolete or discontinued items do not constitute a material part of such inventory, materials and supplies. All such inventory items are standard quality goods, saleable in the ordinary course of business.

         Section 2.11. Accounts and Notes Receivable. All accounts, notes, and other receivables reflected in the balance sheet included in the Financial Statements or generated by Company on or prior to the Closing Date (including any accounts and notes receivable from affiliates), are valid and genuine obligations that arose out of bona fide sales actually made, services actually performed or loans actually advanced. None of the accounts and notes receivable are subordinate in right of payment to any other debt, claim or obligation; none of such accounts and notes receivable are subject to any offsets or claims of offsets; and none of the obligors of the accounts or notes receivable have given notice that they will or may refuse to pay any portion of the account or note.

         Section 2.12. Employee Benefit Plans. Schedule 2.12 to this Agreement contains a complete and accurate list and description of each pension, retirement, profit sharing or similar benefit plan that Company provides for any group of its employees (a "Plan"). The current value of the vested, accrued benefits under each Plan does not exceed the current value of Plan assets allocable to vested, accrued benefits.

         Section 2.13. Real and Personal Property. Schedule 2.13 to this Agreement (i) accurately lists and describes all parcels of real property that Company leases or operates (collectively, the "Real Property"), and (ii) describes in reasonable detail all buildings and other improvements located on each parcel of Real Property.

                  (a) Company occupies each parcel of Real Property pursuant to a valid and enforceable lease that is in full force and effect. Neither Company nor any landlord is in material default under any such lease and no event or condition exists which, with the giving of notice, the passage of time, or both, would constitute a default under any such lease. There are no lawsuits, condemnation proceedings or other actions pending, threatened or contemplated that might result in the eviction or dispossession of Company from the premises covered by any such lease.

                  (b) Except as otherwise indicated in Schedule 2.13, Company has good and marketable title (i) to the personal property reflected in its books and records as being owned by


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it, including the personal property reflected in the Financial Statements
(except for assets subject to financing leases required to be capitalized under U.S. generally accepted accounting principles, all of which are so reflected in the Financial Statements or related notes); (ii) to all assets that Company has purchased since December 31, 1999; (iii) to all assets used by or necessary for the conduct of Company's business; and (iv) to all computer data files and electronic media containing stored information used in the business of Company, whether or not reflected in the Financial Statements or on Company's books and records (the "Personal Property"). Unless otherwise indicated in Schedule 2.13, the Personal Property is owned free and clear of any lien, claim or encumbrance.

                  (c) All properties and assets material to Company's operations are reflected on the Financial Statements in the manner and to the extent required by U.S. generally accepted accounting principles. Immediately after the Closing, Company will own or lease all assets required for or necessary to the conduct of its business as conducted before the Closing.

         Section 2.14. Litigation. Except as set forth in Schedule 2.14, there are no pending or, to Company's or any Seller's knowledge, threatened lawsuits, administrative proceedings or investigations against Company or to which any of its assets are subject. Company has complied in all material respects with all laws and regulations applicable to it. Company is not subject to any order, writ, injunction or decree relating to its operations.

         Section 2.15. Corporate Records. Company has delivered true and correct copies of its articles of incorporation and bylaws to Buyer. The corporate minute book of Company correctly reflects all corporate action taken at all the meetings (or by written consent in lieu of a meeting) of Company's directors and stockholders and correctly record all resolutions adopted by Company's directors and stockholders.

         Section 2.16. Commitments. Company has performed in all material respects all obligations to be performed by it under all contracts, agreements and commitments to which it is a party, and there is not under any such contracts, agreements or commitments any existing default, event of default or event which, with notice or lapse of time or both, would constitute a default.

         Section 2.17. Items Reflected on Schedule 2.17. Schedule 2.17 to this Agreement contains a true and complete list or brief description of:

                  (a) all current or pending contracts, commitments and leases (of real or personal property), written or oral, between Company and any party that involves, in the aggregate, the payment or receipt by Company of more than 10,000,000 won and that cannot be canceled by Company without penalty on 30 or less days' notice;

                  (b) all employee benefit programs (including medical, profit-sharing or pension plans) and all employee bonus and incentive compensation arrangements that Company provides to any of its employees;



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                  (c)      any currently effective compensation arrangement
between Company and any Seller; and

                  (d) all of Company's capital assets with a book value greater than 50,000,000 won, describing any liens or restrictions on such assets.

         Section 2.18. Environmental Matters. Since its inception, Company has operated in compliance with all applicable environmental laws and regulations, and possesses all permits required under applicable environmental laws and regulations.

         Section 2.19. Debts. Except as otherwise disclosed in Schedule 2.19, Company is not indebted to any Seller or any affiliate of any Seller, and no Seller or an affiliate of any Seller is indebted to Company.

         Section 2.20. Operations. Company's operations consist exclusively of the operation of Outback Steakhouse Restaurants in Korea.

         Section 2.21.     Labor Relations. Except as listed and described in
Schedule 2.21, Company is not a party to any collective bargaining agreements; is in compliance in all material respects with all applicable laws with respect to employment and employment practices, terms and conditions of employment, and wages and work scheduling; is not engaged in any unfair labor practice; and is not the subject of any actual or threatened labor strike, dispute, slowdown or stoppage.

         Section 2.22. Insurance. Schedule 2.22 lists all insurance policies that currently insure Company's business or any of its assets against loss (collectively, the "Insurance Policies"), including each insurer's name, type of coverage, deductible, coverage limit, expiration date and premium. Each Insurance Policy listed in Schedule 2.22 is in full force and effect, all premiums have been paid through the Closing Date, and no notice of cancellation or termination has been received with respect to any such policy. True and correct copies of all Insurance Policies have been provided to Buyer.

         Section 2.23. Corrupt Practices. Since its inception, neither Company nor anyone acting on its behalf has offered or made any payment to any government official to induce such official to take or approve an action or to overlook an activity or practice that such official was not authorized by law to take, approve or overlook in the ordinary course of performing such official's duties.

         Section 2.24. Finder's Fee. Neither any Seller nor Company has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated by this Agreement.

         Section 2.25. Accuracy of Information Furnished. All of the schedules provided by Company and Sellers pursuant to this Agreement are true, correct and complete in all material respects, and no representation, warranty or statement made by Company or any Seller in or




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pursuant to this Agreement contains any untrue statement of a material fact or omits to state any fact necessary to make such representation, warranty or statement not misleading.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers that, on the date of this Agreement and on the Closing Date:

         Section 3.01. Organization and Good Standing. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Georgia, U.S.A., and has the requisite power and authority to carry on its business as now being conducted.

         Section 3.02. Authorization and Validity. This Agreement and any ancillary documents that Buyer delivers at the Closing, have been executed by all necessary corporate action and, when executed and delivered by Buyer, will be duly authorized, executed and delivered, and will constitute valid, legal and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by general principles of equity and by laws affecting the enforcement of creditors' rights generally.

         Section 3.03. Investment Intent. Buyer is acquiring the Shares for its own account for investment and not with a view to the resale, distribution or other disposition of the Shares.

         Section 3.04. No Violation. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the breach of any term or provision of, or constitute a default under, any agreement, indenture, instrument, order, law or regulation to which Buyer is a party or by which it or any of its properties is bound.


                                   ARTICLE IV
                           CONDUCT PRIOR TO CLOSING

         Section 4.01. Business Operations. Prior to the Closing, Company will continue to operate in accordance with its current methods of transacting business and will use its best efforts to preserve the goodwill of employees, suppliers, customers and others having business dealings with it. Company will make all normal and customary repairs, replacements and improvements to its facilities, and will not dispose of any assets other than at fair market value and in the ordinary course of business.

         Section 4.02. Corporate Transactions. Prior to the Closing, Company will not, without Buyer's prior written consent:

                  (a) merge or consolidate with or into any entity, or obligate itself to do so;

                  (b) declare, set aside or pay any dividend or other distribution on or in respect of the Common Stock, or redeem, retire or purchase any of shares of Common Stock;



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                  (c)      pay, discharge or satisfy any lien, charge,
encumbrance or indebtedness to any Seller or any affiliate of any Seller; or

                  (d) authorize any compensation increases of any kind for any officer or employee.

         Section 4.03. Third-Party Approvals. Prior to the Closing, Company and Sellers shall use their best efforts to obtain all approvals of public authorities and private persons (including lessors and other persons having contractual relations with Company) that are necessary for the consummation of the transactions contemplated by this Agreement, or to prevent any termination of any material right, privilege, license or agreement of, or any material loss or disadvantage to, Buyer or Company upon consummation of the transactions contemplated by this Agreement.

         Section 4.04. Obstruction of Purpose. Prior to the Closing, neither any Seller nor Company shall take, permit or condone any action or engage in any omission or inaction that might cause any condition to Closing not to be satisfied or fulfilled, including action or inaction that might cause the representations and warranties of Company and Sellers not to be true, correct and accurate as of the Closing Date.

         Section 4.05. Reasonable Efforts. Company and Sellers will take all reasonable steps within their power to fulfill those conditions to Buyer's obligations to purchase the Shares that are dependent upon the actions of Company or Sellers.

         Section 4.06.     Competing Proposals. Prior to the Closing, Sellers
(i) will not, directly or indirectly, whether through Company, its officers, directors, employees, affiliates, representatives, agents or otherwise, encourage or solicit any inquiries or proposals by, engage in any discussions or negotiations with, or furnish any business or financial information to, any person concerning any merger, acquisition or purchase of Company, any of its equity or debt securities, or any material portion of its assets; and (ii) will promptly communicate to Buyer the substance of any inquiry or proposal concerning any such transaction that Company or any Seller may receive.

         Section 4.07. Access. Prior to the Closing, Company shall provide Buyer's authorized representatives reasonable access during normal business hours to all the properties, books, records and documents of Company and shall furnish to Buyer such financial records and other information with respect to Company's operations and business as Buyer shall reasonably request. Prior to the Closing, each Seller shall provide Buyer such information with respect to his personal guarantees of Company's obligations and his ownership of the Shares as Buyer may reasonably request.

         Section 4.08. Supplement to Schedules. If, between the date of this Agreement and the Closing Date, Company or any Seller becomes aware that any of their representations or warranties was inaccurate when made, or if any event occurs or condition changes that causes any of their representations and warranties to be inaccurate, Sellers will notify Buyer in writing and supplement the appropriate section or schedule to account for any such inaccuracy, event or change. Any such supplement to a section or a schedule will not be deemed to have been




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disclosed as of the date of this Agreement or to have cured any breach of the representations and warranties made in this Agreement, unless Buyer so agrees. However, any such supplement to a section or schedule will be deemed to be disclosed as of the Closing Date for purposes of the accuracy of the representations and warranties made in this Agreement as of the Closing Date.


                                   ARTICLE V
                             CONDITIONS TO CLOSING

         Section 5.01. Conditions to Sellers' Obligations. The obligations of Sellers to sell the Shares and otherwise consummate the transactions this Agreement contemplates subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which Sellers may waive: (a) the representations and warranties of Buyer in this Agreement shall be true and correct at and as of the Closing Date; (ii) Buyer shall have performed and complied with all the agreements and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by Buyer at or prior to the Closing; and (iii) Sellers shall have received a certificate to that effect signed by an executive officer of Buyer and dated the Closing Date.

         Section 5.02 Conditions to Buyer's Obligations. The obligations of Buyer to purchase the Shares and otherwise consummates the transactions this Agreement contemplates are subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which Buyer may waive:

                  (a) The representations and warranties of Sellers and Company in this Agreement shall be true and correct at and as of the Closing Date.

                  (b) Sellers shall have performed and complied with all the agreements and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by them at or prior to the Closing, and Buyer shall have received a certificate to such effect, signed by each Seller, and dated the Closing Date.

                  (c) Company shall have performed and complied with all the agreements and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by it at or prior to the Closing, and Buyer shall have received a certificate to such effect, signed by Company's chief executive officer, and dated the Closing Date.

                  (d) Company shall have received the written resignation of each of Company's directors and employee whose resignation Buyer requests.

                  (e) Buyer shall have received an opinion from the firm of Lee & Ko, counsel for Sellers, satisfactory in form and substance to Buyer's counsel, with respect to the matters set forth in Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.13, 2.14 and, to such counsel's knowledge, 2.18.



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

                                   ARTICLE VI
                                  THE CLOSING

         Section 6.01. Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall occur at 10:00 a.m. on March 3, 2000 at the offices of Shin & Kim in Seoul, Korea. The parties may mutually stipulate a different time, date or place for the Closing, except that in no event shall the Closing occur later than March 31, 2000. The date on which the Closing actually occurs is referred to as the "Closing Date."

         Section 6.02. Execution and Delivery of Closing Documents. Buyer, Sellers and Company shall execute and deliver or perform the following at the
Closing:

                  (a) Each Seller shall deliver to Buyer a duly executed stock power or assignment for his Shares in form sufficient to vest title to the Shares in Buyer, free and clear of all liens, claims and encumbrances;

                  (b) Buyer shall deliver the Purchase Price to Sellers by wire transfer of immediately available funds to a bank account designated by Sellers prior to the Closing Date;

                  (c) Each party shall execute and deliver the certificates called for in Article V of this Agreement;

                  (d)      Company shall receive the resignations required by
Section 5.02(c); and

                  (e) Sellers shall cause their legal counsel to deliver the legal option required by Section 5.02(d).

         Section 6.03. Simultaneous Transactions. All the transactions described in or contemplated by

         Section 6.02 will be deemed to have occurred simultaneously, and no transaction will be deemed to have occurred unless they all occur.


                                  ARTICLE VII
                       TERMINATION PRIOR TO THE CLOSING

         Section 7.01. Termination of Agreement . This Agreement may be terminated at any time prior to the Closing:

                  (a)      by mutual written agreement of the parties; or

                  (b) by Buyer, if it receives information during the conduct of its due diligence review that reasonably indicates to Buyer that the value of the Shares is less than the Purchase Price, and Sellers unreasonably refuse to adjust the Purchase Price by amendment to this Agreement; or

                  (c) by Buyer or Sellers if the Closing does not occur on or before March 31, 2000; or

                  (d) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Company or Sellers set forth in this Agreement, or if any




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

representation or warranty of Company or Sellers is or becomes untrue to a material degree, unless Sellers cure the breach or deficiency within 10 days after Buyer gives Sellers written notice of the breach or deficiency.

         Section 7.02. Effect of Termination . If this Agreement is terminated pursuant to Section 7.01, all obligations of Buyer, Sellers and Company shall terminate, except the obligations of the parties pursuant to
Section 7.04. Further, if Buyer terminates this Agreement on account of a failure or refusal by Sellers or Company to comply with any of the requirements of Article IV, or because any representation or warranty of Sellers or Company is or becomes untrue to a material degree, Sellers shall pay the legal fees and expenses that Buyer incurred in connection with this Agreement, including legal fees for the preparation of this Agreement and related documents. In all cases, the provisions of Section 9.08 will survive the termination of this Agreement.

         Section 7.03. Expenses. Regardless of whether the Closing occurs and except as provided in Section 7.02, each party shall pay all costs and expenses that it or he incurs in connection with this Agreement. Sellers agree that Company shall bear none of the legal fees or other expenses that Sellers incur in connection with this Agreement.

         Section 7.04. Procedure Upon Termination . In the event of termination pursuant to Section 7.01, written notice shall be immediately given to the other parties and the transactions contemplated by this Agreement will be terminated without any further action by Buyer, Sellers or Company. If the transactions contemplated by this Agreement are terminated:

                  (a) Buyer and Sellers will return all documents, work papers and other materials of the other party; and

                  (b) Buyer and Sellers shall continue to comply with Paragraphs F and G of their letter of intent dated as of January 31, 2000.


                                  ARTICLE VIII
                              POST-CLOSING MATTERS

         Section 8.01. Discharge of Personal Obligations. Not later than 30 days following the Closing, Buyer will take commercially reasonable steps either to (i) refinance, (ii) provide a substitute guarantee for, or (iii) pay any debt or lease obligation that is listed as a personal obligation of any Seller on Schedule 2.06, and to obtain the Seller's release from liability under each such obligation. Buyer indemnifies and agrees to hold each of the Sellers harmless from and against any payments any of them is required to make or any securities any of them is required to forfeit after the Closing Date with respect to an obligation listed on Schedule 2.06.

         Section 8.02.     Non-Competition and Non-Solicitation.

                  (a) Each Seller especially agrees that, for five years after the Closing Date (the "Non-Competition Period"), except for services performed for Company, neither he nor any of his affiliates will, directly or indirectly, either as an individual, partner, joint venturer or in any other capacity, purchase, invest in (other than in up to 1% of the securities of publicly-owned companies), manage, accept employment by, provide consulting services to, serve on the Board of Directors of, or otherwise become associated with any business that operates restaurants in Korea, if such restaurants, on average, derive 25% or more of their revenues from the sale of steak.

                  (b) During the Non-Competition Period, no Seller will not, directly or indirectly, (i) solicit, induce, or attempt to persuade any employee of Company, Buyer or its affiliates or any person who was an employee of Company or Buyer or its affiliates within the four-month period immediately preceding such solicitation to accept employment in any position by a Seller or anyone else.

         Section 8.03. Confidentiality. Each Seller acknowledges that all written and oral information he has received with respect to Company's operations, suppliers, standards, finances, marketing strategies and personnel is confidential information that is proprietary either to Company or to Buyer. Sellers especially agree that, for the longest period permitted by applicable law, none of them will use any part of such confidential information for his own benefit, nor will any of them disclose or divulge any part of such confidential information to any other person, for or without compensation.

         Section 8.04. Consideration. The parties acknowledge that the provisions of Sections 8.02 and 8.03 are supported by valuable consideration, and that Buyer's agreement to purchase the Shares for the Purchase Price is conditioned upon its receipt of the protection provided in this Article VIII. The parties further acknowledge that the scope and duration of the covenants set forth in this Article VIII are in all respects reasonable. The parties agree that, if Sellers' non-competition agreement is determined by a court to be unenforceable as written, such agreement shall be reformed by the court to the minimum extent necessary to render it enforceable and, as so reformed, shall be enforced by the court.

         Section 8.05. Equitable Relief. Each Seller acknowledges and agrees that his breach of the agreements in this Article VIII could not be adequately compensated with monetary damages, but would irreparably injure Buyer and Company. Accordingly, Sellers agree that injunctive relief and specific performance will be appropriate remedies to enforce the provisions of this Article VIII, and each Seller waives any claim or defense that an adequate remedy at law for such breach exists. Nothing in this Article VIII shall limit the remedies, legal or equitable, otherwise available to Buyer.


                                   ARTICLE IX
                                 MISCELLANEOUS

         Section 9.01.     Dispute Resolution.

                  (a)      EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS
ARTICLE IX, ANY CLAIM, CONTROVERSY OR DISPUTE (A "DISPUTE") THAT ARISES OUT OF OR IN RELATION TO THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT THAT THE PARTIES CANNOT SETTLE BY

AGREEMENT SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THIS
SECTION 9.01.

                  (b) EITHER BUYER OR SELLERS (COLLECTIVELY, BUT NOT INDIVIDUALLY) MAY INITIATE ARBITRATION BY SERVING UPON THE OTHER A NOTICE (I) STATING THAT THE NOTIFYING PARTY DESIRES TO HAVE A PARTICULAR DISPUTE REVIEWED BY A BOARD OF THREE ARBITRATORS, AND (II) NAMING ONE PERSON WHOM SUCH PARTY CHOOSES TO ACT AS ONE OF THE THREE ARBITRATORS. WITHIN 15 DAYS AFTER RECEIPT OF SUCH A NOTICE, THE OTHER PARTY SHALL DESIGNATE ONE PERSON TO ACT AS ARBITRATOR AND SHALL NOTIFY THE PARTY REQUESTING ARBITRATION OF SUCH DESIGNATION AND THE NAME OF THE PERSON SO DESIGNATED. IF THE PARTY UPON WHOM A REQUEST FOR ARBITRATION IS SERVED FAILS TO DESIGNATE ITS ARBITRATOR WITHIN 15 DAYS AFTER RECEIPT OF SUCH A NOTICE, THE ARBITRATOR DESIGNATED BY THE PARTY REQUESTING ARBITRATION SHALL ACT AS THE SOLE ARBITRATOR TO RESOLVE THE DISPUTE.

                  (c) IF BOTH PARTIES DESIGNATE AN ARBITRATOR, THE TWO ARBITRATORS SHALL PROMPTLY SELECT A THIRD ARBITRATOR WHO HAS SERVED ON NO LESS THAN THREE OCCASIONS AS AN ARBITRATOR OR MEDIATOR IN DISPUTES INVOLVING COMMERCIAL BUSINESSES THAT OPERATE FULL SERVICE RESTAURANTS OUTSIDE THE UNITED STATES. THE THIRD ARBITRATOR SHALL ALSO BE AN ATTORNEY HAVING SUBSTANTIAL EXPERIENCE WITH KOREAN BUSINESS LAW WHO IS LICENSED TO PRACTICE LAW IN KOREA. IF THE TWO ARBITRATORS CHOSEN BY THE PARTIES ARE NOT ABLE TO AGREE ON A THIRD QUALIFIED ARBITRATOR WITHIN 30 DAYS AFTER THE SECOND ARBITRATOR IS DESIGNATED, UNLESS SUCH TIME IS EXTENDED BY THE PARTIES, EITHER ARBITRATOR, ON FIVE DAYS NOTICE TO THE OTHER, SHALL APPLY TO THE INTERNATIONAL CHAMBER OF COMMERCE TO DESIGNATE AND APPOINT THE THIRD ARBITRATOR.

                  (d) NO ARBITRATOR CHOSEN PURSUANT TO THIS SECTION 9.01 SHALL BE RELATED TO OR AFFILIATED WITH BUYER, ANY SELLER, COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES.

                  (e)      THE ARBITRATION PROCEEDINGS SHALL BE CONDUCTED IN
(I) ACCORDANCE WITH AND SHALL BE SUBJECT TO THE RULES OF CONCILIATION AND ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE IN EFFECT FROM TIME TO TIME; AND (II) THE ENGLISH LANGUAGE. THE ARBITRATION PROCEEDINGS SHALL BE CONDUCTED AT THE FACILITIES OF AND ADMINISTERED BY THE INTERNATIONAL CHAMBER OF COMMERCE IN TOKYO, JAPAN, PROVIDED THAT BUYER MAY, IN ITS DISCRETION, ELECT TO HAVE THE ARBITRATION PROCEEDINGS CONDUCTED IN THE CITY IN WHICH COMPANY'S CORPORATE HEADQUARTERS ARE LOCATED.

                  (f) THE DECISION IN WRITING OF THE ARBITRATOR(S) SHALL BE (I) IN THE ENGLISH LANGUAGE, AND (II) FINAL AND BINDING. THE COSTS AND EXPENSES OF ARBITRATION SHALL BE BORNE 50% BY BUYER AND 50% BY SELLERS. EACH PARTY SHALL BEAR THE COSTS AND EXPENSES OF THE ARBITRATOR IT HAS CHOSEN AND THE COSTS AND EXPENSES OF ANY THIRD ARBITRATORS SHALL BE SHARED 50% BY BUYER AND 50% BY SELLERS. EITHER PARTY MAY APPLY TO ANY COURT HAVING JURISDICTION FOR AN ORDER CONFIRMING, OR TO ENFORCE, THE AWARD. BUYER AND SELLERS BOTH WAIVE ANY RIGHT TO JUDICIAL ACTION ON ANY MATTER SUBJECT TO ARBITRATION HEREUNDER, EXCEPT SUIT TO ENFORCE THE ARBITRATION AWARD.

                  (g) THE ARBITRATOR(S) SHALL NOT EXTEND, MODIFY OR SUSPEND ANY OF THE TERMS OF THIS AGREEMENT. A NOTICE OF, OR REQUEST FOR, ARBITRATION WILL NOT OPERATE TO STAY, POSTPONE OR RESCIND THE EFFECTIVENESS OF ANY DEMAND FOR PERFORMANCE.

                  (h) NOTWITHSTANDING THE FOREGOING, ACTIONS INITIATED OR MAINTAINED BY BUYER OR SELLERS FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF ARE NOT LIMITED TO ARBITRATION AND MAY BE BROUGHT IN ANY COURT HAVING JURISDICTION.

         Section 9.02. Notices . Any notice, request, instruction or other document to be given under this Agreement shall be in writing and shall be delivered by international courier or by telecopier or e-mail.

         Notices to Buyer shall be addressed or directed to:

                  Outback Steakhouse International, L.P.
                  3355 Lenox Road, Suite 600
                  Atlanta, Georgia   30326
                  Attn: Greg L. Walther
                  Facsimile No.: (404) 231-2167
                  e-mail: gregw@outbackintl.com

         Notices to Sellers or Company shall be directed to:

                  Mr. Chang Kwun Kim
                  Great Field, Inc.
                  #303 Worim Bldg.
                  536-5 Sinsa-dong
                  Kangnam-gu
                  Seoul, Korea
                  Facsimile No.: 822-3445-1091
                  e-mail:
                          ------------------

         Section 9.03. Extensions and Waivers. Either Buyer or Sellers may, by written instrument, extend the time for the performance of any of the obligations or other acts of the other party, and (i) waive any inaccuracies in the other party's representations and warranties in this Agreement or in any document delivered pursuant to this Agreement, and (ii) waive such other party's performance of any of the obligations set out in this Agreement.

         Section 9.04. Survival of Representations and Warranties. The representations and warranties of Sellers and Company set forth in Article II shall survive the Closing, regardless of any investigation that Buyer may have made prior to the Closing. Similarly, the representations and warranties of Buyer set forth in Article III shall survive the Closing, regardless of any investigation that Sellers may have made prior to the Closing.

         Section 9.05. Indemnification by Sellers. Sellers agree that, notwithstanding any investigation of the assets, properties, books, records and business of Company made by or on behalf of Buyer prior to the Closing, but subject to the limitations expressed in the last two sentences of this Section 9.05, Sellers will promptly indemnify Buyer and Company and will jointly and severally hold Buyer and Company harmless from and against all damages, losses and expenses (including court costs and attorneys' fees) (collectively, "Losses") caused by or arising out of (i) any misrepresentation or breach of warranty made by Sellers and/or Company concerning a matter stated in this Agreement or a schedule, (ii) any claim made against Company with respect to obligations or liabilities that have not been expressly disclosed to Buyer in writing prior to or at the Closing, (iii) any lawsuit, obligation or other liability relating to Company arising out of transactions or circumstances occurring or existing prior to the Closing that are not disclosed in the Financial Statements or in a schedule to this Agreement. Sellers will have no obligation to reimburse Buyer for any Losses unless and until Buyer and Company sustain Losses aggregating U.S. $250,000, but if aggregate Losses at any time exceed U.S. $249,999, Sellers will be obligated to indemnify, defend and reimburse Buyer and Company with respect to all Losses, regardless of amount. Buyer further agrees that it shall not be entitled to indemnification of any damages, losses or expenses relating to any breach of warranty, covenant or agreement or inaccurate or erroneous representation, if such breach or inaccuracy was expressly waived in writing by Buyer prior to or at Closing.

         Section 9.06. Entire Agreement. This Agreement and the documents referred to herein set forth all the promises, agreements, conditions and understandings between and among the parties with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous promises, agreements, conditions and understandings, whether oral or written, with respect to such subject matter.

         Section 9.07. Cooperation with Buyer's Auditors. Sellers and Company agree to cooperate fully with the independent auditors Buyer chooses to conduct an audit of Company's books and records. Company agrees to execute and deliver to the auditors such management representation letters as the auditors may reasonably request in connection with the audit.

         Section 9.08. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the United States and the State of Georgia (without giving effect to their choice of law provisions), except insofar as the laws of Korea apply mandatorily to matters arising under this Agreement.

         Section 9.09. Further Assurances . Each party agrees to execute and deliver all further instruments and documents and to perform all other acts, whether before or after Closing, that may be reasonably necessary or expedient to further the purposes of this Agreement and, after the Closing, to further evidence Buyer's ownership of and title to the Shares.

         Section 9.10. Limitations on Actions. No party may demand arbitration or bring or maintain an action under or with respect to this Agreement more than 12 months after the Closing.

         Section 9.11. Counterparts . This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       BUYER:

                                       OUTBACK STEAKHOUSE INTERNATIONAL, L.P.,
                                       a Georgia limited partnership

                                       By: CONNERTY INTERNATIONAL, INC.,
                                           its general partner

                                           By:
                                               --------------------------------
                                               Name: Greg L. Walther
                                               Title: Chief Financial Officer

                                       SELLERS:

                                       ----------------------------------------
                                       Chang Kwun Kim, individually

                                       ----------------------------------------
                                       Young Sook Yeo, individually

                                       ----------------------------------------
                                       Jong Kuk Kim, individually

                                       ----------------------------------------
                                       Sang Sook An, individually

                                       ----------------------------------------
                                       Moon Hwan Kim, individually

                                       ----------------------------------------
                                       Hyun Joo Shin, individually

                                       ----------------------------------------
                                       In Hye Kim, individually

                                       ----------------------------------------
                                       Sung Bae Im, individually


                                       COMPANY:

                                       GREAT FIELD INC., a Korean corporation

                                       By:
                                              ---------------------------------
                                       Name:
                                              ---------------------------------
                                       Title:
                                              ---------------------------------